Exhibit 10.1

[COMPANY LETTERHEAD]

October 30, 2006

Gregory M. Ayers

7657 Via Vivaldi

San Diego, CA 92127

Re: Employment Agreement

Dear Greg:

As you know, you and CryoCor, Inc. (“CryoCor”) entered into a Fourth Amended And Restated Executive Employment Agreement on November 30, 2002, which was amended June 30, 2004 and March 21, 2006 (collectively the “Agreement”). The purpose of this letter is to set forth an additional amendment to the Agreement, the terms of which are set forth below. Except as specifically amended by this letter, the terms of the Agreement shall remain in full force and effect.

Item 11 of the March 21, 2006 amendment is amended and restated as follows: “Provided that you provide to Cryocor written or electronic confirmation of your resignation of your position as a member of CryoCor’s Board of Directors (the “Board”) before the next scheduled meeting of the Board on November 2, 2006, the vesting of your Options that would have continued based on your continued service as a member of the Board for so long as you remained a member of the Board during the period from September 1, 2006 through August 31, 2007 (the “Post-employment Board Service Options”) shall be immediately accelerated such that you shall be fully vested as to the same number of shares as had you continued serving as a member of the Board until August 31, 2007. In all other respects the Post-employment Board Service Options shall be governed by the terms of CryoCor’s 2000 Stock Option Plan or 2005 Equity Incentive Plan and the applicable options agreements related thereto. Notwithstanding the foregoing, this paragraph shall not apply to any option granted to you, if any, as a non-employee director of CryoCor pursuant to CryoCor’s 2005 Non-Employee Directors’ Stock Option Plan.”

This letter shall not affect your right to receive severance pay pursuant to the Agreement and the Waiver and Release of Claims dated September 7, 2006 provided by you to the Company.

Please signify your agreement to the foregoing amendment by signing as indicated below and returning your signature to me.

Sincerely,

CRYOCOR, INC.

/s/ Edward F. Brennan
Edward F. Brennan
Chief Executive Officer

In witness hereof, the parties have executed this amendment on the day and year indicated below.

I have read and agree and consent to the foregoing amendment.

GREGORY M. AYERS

Dated:	Nov. 1, 2006	/s/ Gregory M. Ayers

CRYOCOR, INC.

Dated	Oct. 31, 2006	By:	/s/ Edward F. Brenan
Edward F. Brennan
Chief Executive Officer